Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of March 3, 2025 (the “Effective Date”), is entered into by and between Daktronics, Inc., a South Dakota corporation (the ”Company”), on the one hand, and Alta Fox Capital Management, LLC (the “Investor”), Alta Fox Opportunities Fund, LP (“Alta Fox Opportunities”), Alta Fox GenPar, LP, Alta Fox Equity, LLC and P. Connor Haley (each of the Investor, Alta Fox Opportunities and the foregoing, an “Investor Party” and, collectively with their Affiliates and Associates, the “Investor Parties”), on the other hand. Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 19 hereof.

WHEREAS, on December 12, 2022, the Investor submitted a non-binding term sheet to the Company to purchase senior secured convertible promissory notes from the Company;

WHEREAS, on January 26, 2023, the Investor Parties delivered a letter to the Strategy and Financing Review Committee of the Company’s Board of Directors (the “Board”) reiterating its desire to provide financing to the Company in exchange for the Company’s senior secured convertible promissory notes;

WHEREAS, on May 11, 2023, the Company entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) with Alta Fox Opportunities, pursuant to which the Company agreed to sell and issue to Alta Fox Opportunities a senior secured convertible note (together with any and all replacement senior secured convertible notes issued thereunder, the “Convertible Note”) in exchange for the payment by Alta Fox Opportunities to the Company of $25 million;

WHEREAS, on May 11, 2023, the Company also entered into a Note Guarantee Agreement, a Pledge and Security Agreement, a Copyright Security Agreement, a Patent Security Agreement and a Trademark Security Agreement (collectively, the “Guarantees and Securities”);

WHEREAS, on May 11, 2023, the Company also entered into the certain Registration Rights Agreement with Alta Fox Opportunities (the “Registration Rights Agreement” and collectively with the Securities Purchase Agreement, the Convertible Note and the Guarantees and Securities, the “Notes Related Agreements”);

WHEREAS, on September 26, 2024, the Investor Parties’ counsel initiated settlement discussions and sent a non-binding term sheet to the Company’s counsel that included a proposed buyout of the Convertible Note;

WHEREAS, on November 11, 2024, the Company delivered a notice of conversion to Alta Fox Opportunities, pursuant to which the Company provided notice of its intent to exercise its right to force the conversion of 1,109,350 shares of Common Stock (the “First Conversion Notice”);

WHEREAS, on November 21, 2024, Alta Fox Opportunities sent the Company a demand to inspect certain of the Company’s books and records pursuant to South Dakota Business Corporation Act §47-1A-1602 (the “November 2024 Demand”);

WHEREAS, on November 25, 2024, Alta Fox Opportunities delivered a note to the Company increasing the “Maximum Percentage” (as defined in the Convertible Note) to 14.99%;

WHEREAS, on December 11, 2024, the Company delivered a notice of conversion to Alta Fox Opportunities, pursuant to which the Company provided notice of its intent to exercise its right to force the conversion of 1,109,350 shares of Common Stock (the “Second Conversion Notice”);

WHEREAS, on December 12, 2024, Alta Fox Opportunities sent the Company a second demand to inspect certain of the Company’s books and records pursuant to South Dakota Business Corporation Act §47-1A-1602 (the “December 2024 Demand”);

WHEREAS, on January 10, 2025, the Company delivered a notice of conversion to Alta Fox Opportunities, pursuant to which the Company provided notice of its intent to exercise its right to force the conversion of 1,109,350 shares of Common Stock (the “Third Conversion Notice”);

WHEREAS, on January 27, 2025, the Company issued 2,218,700 shares of its Common Stock to Alta Fox Opportunities in full satisfaction of the First Conversion Notice and Second Conversion Notice, and on February 4, 2025, the Company issued 1,109,350 shares of Common Stock in full satisfaction of the Third Conversion Notice;

WHEREAS, on February 4, 2025, Alta Fox Opportunities filed a lawsuit (the “Alta Fox Litigation”) in the U.S. District Court for the District of South Dakota (the “South Dakota District Court”) and styled Alta Fox Opportunities Fund, LP v. Daktronics, Inc. et al., Case No. 4:25-cv-4017, relating to the 2025 Special Meeting of Shareholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2025 Special Meeting”) and seeking, among other things, declaratory and injunctive relief preventing the Company from holding the 2025 Special Meeting to vote on the reincorporation of the Company from South Dakota to Delaware (the “Reincorporation”);

WHEREAS, on February 10, 2025, the Company delivered a notice of conversion to Alta Fox Opportunities, pursuant to which the Company provided notice of its intent to exercise its right to force the conversion of 680,563 shares of Common Stock (the “Final Conversion Notice”), which shares will be delivered on March 4, 2025 following satisfaction of the obligations under the Convertible Note by the parties thereto;

WHEREAS, on February 25, 2025, the South Dakota District Court issued a memorandum in the Alta Fox Litigation indicating its intention to deny Alta Fox Opportunities’ preliminary injunction motion with a written opinion and Order;

WHEREAS, as of the Effective Date, the Investor Parties beneficially own an aggregate of 5,973,599 shares of Common Stock; and

WHEREAS, the Company and the Investor Parties desire to enter into this Agreement regarding compositional change to the Board and certain other matters, as provided in this Agreement, and to resolve the existing disputes among them, including the November 2024 Demand, the December 2024 Demand and the Alta Fox Litigation.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereby agrees as follows:

1. Board Composition and Other Company Matters.

(a) New Director.

(i) As soon as reasonably practicable following the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to: (A) increase the size of the Board from eight (8) to nine (9) directors, and (B) appoint Peter Feigin (the “New Director”), who shall fill the newly created vacancy resulting from the increase in the size of the Board, to serve as a director with a term expiring at the Company’s 2027 Annual Meeting of Shareholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2027 Annual Meeting”).

(ii) Prior to the appointment of the New Director to the Board, the Board shall determine whether the New Director (A) is an Independent Director and (B) meets the standards for eligibility and qualification and other requirements set forth in the Company’s Board of Directors Corporate Governance Guidelines (the “Corporate Governance Guidelines”). In connection with the foregoing, and as a condition to the appointment of the New Director to the Board, the New Director shall (C) provide (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors) and (D) participate in customary procedures for new director candidates, including, without limitation, an interview with the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and an appropriate background check, comparable to those undergone by other non-management directors of the Company.

(b) Board Committees. Immediately following the appointment of the New Director to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint the New Director to the Transformation Committee of the Board. Without limiting the foregoing, the New Director shall be equally eligible for membership to any other committees of the Board as any other Independent Director of the Board with similar relevant expertise and qualifications.

(c) Replacement Rights. If the New Director is unable or unwilling to serve as a director, is not appointed pursuant to Section 1(a)(i) hereof, resigns as a director, or otherwise ceases to be a director, in each case due to death or disability prior to the Termination Date (as defined below), and at such time the Investor Parties’ beneficial ownership, in the aggregate, equals or exceeds three percent (3.0%) of the then-outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments, the “Minimum Ownership Threshold”), then the Investor Parties shall have the right to select a candidate to replace the New Director (such person, a “Replacement New Director”); provided, however, that prior to and as a condition precedent to the appointment of the Replacement New Director, the Replacement New Director shall (i) satisfy the NASDAQ Independence Standards of the NASDAQ Stock Market LLC (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading), (ii) provide such information and participate in such customary procedures required for the New Director under Section 1(a)(ii) hereof, (iii) have a substantially similar skill set as the New Director, (iv) satisfy the eligibility, qualification and other requirements set forth in the Corporate Governance Guidelines and (v) have been deemed otherwise reasonably acceptable by the Nominating Committee and approved of by the Board (with each such approval and acceptance not to be unreasonably withheld). Effective upon the Replacement New Director’s appointment to the Board, such Replacement New Director will be considered the New Director for all purposes of this Agreement.

(d) Board Refreshment. The Company agrees that the Board will abstain from nominating, or otherwise recommending that the shareholders of the Company vote to re-elect at least one of the incumbent directors serving on the Board as of the Effective Date whose term expires at the Company’s 2025 Annual Meeting of Shareholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof).

(e) Board Policies and Procedures. Each Party acknowledges that the New Director, upon his appointment to the Board and for so long as he is a member of the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s Code of Conduct, Corporate Governance Guidelines, Stock Trading Policy and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”) and all applicable rules and regulations of the NASDAQ Stock Market LLC (including, without limitation, its independence standards), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon his appointment to the Board and for so long as he is a member of the Board, the New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(f) Lead Independent Director. As soon as practicable following the Effective Date, the Board, and all applicable committees of the Board, shall take all actions necessary to amend the Bylaws to require the Independent Directors of the Board to select from among themselves a Lead Independent Director in the event that the Chairperson of the Board is not an Independent Director of the Board. The Lead Independent Director shall have such duties and responsibilities as determined by a majority of the Independent Directors of the Board.

2. Corporate Governance and Related Matters.

(a) Compensation Matters. The Board, in consultation with the Compensation Committee of the Board (the “Compensation Committee”), shall take all necessary actions to engage an independent compensation consultant (the “Compensation Consultant”) no later than March 31, 2025, to conduct a review of the Company’s compensation program. The Compensation Committee shall work with the Compensation Consultant on such review and use its reasonable best efforts to recommend to the Board modifications to the Company’s executive compensation program to incorporate performance-based equity awards with medium- or long-term performance targets no later than September 30, 2025 for the Board’s approval and implementation (such approval and implementation not to be unreasonably withheld and subject to the Board’s determination that approval of such modifications is consistent with the Board’s fiduciary duties).

(b) Rights Agreement. As soon as practicable following the Effective Date, the Company shall take all necessary actions to amend, and shall direct Equiniti Trust Company, LLC (the “Rights Agent”) to approve, with such obligation of the Rights Agent to approve being qualified by the terms described in that certain Rights Agreement, dated as of November 16, 2018, as amended on November 19, 2021 and November 19, 2024, by and between the Company and the Rights Agent (the “Rights Agreement”), an amendment to the Rights Agreement, such that the “Final Expiration Date” (as defined in the Rights Agreement) shall be accelerated to occur as promptly as practicable following the Effective Date, and that such amendment be made effective in accordance with the terms of the Rights Agreement.

(c) Cooperation. The Company agrees to provide the Investor Parties a reasonable opportunity to communicate their views to the Company regarding its ongoing search for a new Chief Financial Officer so long as such communications by the Investor Parties are not intended to, or would not reasonably be expected to, require any public disclosure of such communications by any Party.

(d) Investor Day. The Company agrees that prior to December 31, 2025, the Company shall hold an investor day (the “Investor Day”) at an appropriate date and time as shall be determined by the Board, at which the Company shall provide capital allocation guidance and mid- to long-term targets with respect to one or more financial or accounting metrics. No more than three (3) weeks nor less than one (1) week prior to the Investor Day, the Company shall provide the Investor Parties an opportunity to enter into a customary information sharing agreement to enable the Company to share confidential information with the Investor Parties in connection with the Company’s anticipated communications at the Investor Day.

3. Withdrawal of Campaign and Related Matters. Effective upon the execution and delivery of this Agreement, the Investor Parties hereby:

(a) irrevocably withdraw any pending demand or request for a copy of the Company’s list of shareholders or its other books and records pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or under any statutory or regulatory provisions of South Dakota providing for shareholder access to books and records (including, without limitation, lists of shareholders) of the Company, including, without limitation, the November 2024 Demand and the December 2024 Demand (with this Agreement deemed to evidence such withdrawal);

(b) agree to take all necessary actions to immediately cease any and all solicitation and other activities in connection with the 2025 Special Meeting (it being understood and agreed that the Investor Parties are required to vote their shares of Common Stock beneficially owned as of the record date with respect to the 2025 Special Meeting, subject to the provisions of this Agreement); and

(c) agree to take all necessary actions to immediately disable and not permit to be re-enabled the website “www.FixDaktronics.com” and any other websites the Investor Parties directly or indirectly maintain with respect to their solicitation efforts and/or campaigns with respect to the Company and/or the 2025 Special Meeting.

4. Voting Commitment. From the Effective Date until the Termination Date (the “Standstill Period”), each of the Investor Parties agrees that it will appear in person or by proxy at each annual or special meeting of shareholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications or a hybrid combination thereof, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of any director, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal, (d) the Reincorporation and (e) any other proposal to be submitted to the shareholders of the Company by either the Company or any shareholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“Glass Lewis”) (including, without limitation, any successor thereto) issue a voting recommendation that differs from the Board’s recommendation with respect to any proposal submitted to shareholders (other than as related to the election, removal or replacement of any director, or the Reincorporation), the Investor Parties shall be permitted to vote in accordance with ISS’s and Glass Lewis’s recommendation; provided, further, that the Investor Parties shall be permitted to vote in their sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.

5. Non-Disparagement.

(a) During the Standstill Period, none of the Investor Parties shall make, nor cause to be made, and shall cause each of its or his Representatives not to make or cause to be made, any public statement with respect to this Agreement, or take any action that is intended to or would reasonably be expected to require any public disclosure by an Investor Party, in each case regarding this Agreement, the subject matter contained herein, or any Party or any Party’s Representatives, except as provided in Section 5(c) or Section 13(c) hereto.

(b) During the Standstill Period, the Company agrees that neither it nor any of its Affiliates shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Investor Parties or is otherwise critical, negative towards or derogatory of the Investor Parties or any of the Investor Parties’ known Representatives.

(c) Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit any Party from making any truthful statement or disclosure as may be required under the federal securities laws or other applicable laws (including, without limitation, to comply with the terms of any valid subpoena, order or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto), by deposition, interrogatory, request for documents, civil investigative demand or stock exchange regulations.

6. No Litigation. During the Standstill Period, each Party covenants and agrees solely for and on behalf of itself that it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other Person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, without limitation, with respect to the Investor Parties, commencing, encouraging or supporting any derivative or similar action in the name of the Company or any class action against the Company or any of its officers or directors) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to the Investor Parties, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement) and (b) with respect to the Company, the Investor or any of its Representatives (solely in the context of their representation of the Investor in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (w) any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement), (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party. For the avoidance of doubt, the provisions of this Section 6 apply fully and without limitation to any Legal Proceeding with respect to or concerning the Notes Related Agreements.

7. Releases.

(a) As of the Effective Date, the Company, for itself, and to the fullest extent possible, and on behalf of the Company’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators and successors and assigns of any such Person, permanently, fully, and completely releases, acquits and discharges the Investor Parties, and their respective joint ventures and partnerships, Affiliates, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators and successors and assigns of any such Person (collectively, the “Investor Released Parties”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Company has had, now has, or may have against any of the Investor Released Parties, collectively, jointly or severally, at any time prior to and including the Effective Date, including, without limitation, any and all claims arising out of or in any way whatsoever related to the Investor Parties’ involvement with the Company (such release by the Company, the “Company Release”).

(b) As of the Effective Date, the Investor Parties, and each of them, permanently, fully and completely release, acquit and discharge the Company, and the Company’s subsidiaries, Affiliates, Associates, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators and successors and assigns of any such Person (in each case, and in their capacities as such) (collectively, the “Company Released Parties”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Investor Parties or any of them, for themselves or itself, and on behalf of their joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators and successors and assigns of any such Person, have had, now have, or may have against any of the Company Released Parties, collectively, jointly or severally, at any time prior to and including the Effective Date, including, without limitation, any and all claims arising out of or in any way whatsoever related to (i) the facts, allegations and claims asserted in the Alta Fox Litigation, the November 2024 Demand and the December 2024 Demand, (ii) the Investor Parties’ involvement with the Company or (iii) any Notes Related Agreement (such release by the Investor Parties, the “Investor Release” and together with the Company Release, the “Releases”).

(c) Each Party hereby acknowledges that as of the time of the Effective Date, the Parties may have claims against one another that a Party does not know or suspect to exist in their or its favor, including, without limitation, claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the Releases set forth in this Section 7. In connection with such any such claims, each Party agrees that they intend to waive, relinquish and release any and all provisions, rights and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, each Party acknowledges that they, or any of them, may (including, without limitation, after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the Releases set forth in this Section 7, but it is the intention of the Parties to complete, fully, finally and forever compromise, settle, release, discharge and extinguish any and all claims that they may have one against another, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. Each Party acknowledges that the foregoing waiver is a key, bargained-for element to this Agreement and the Releases that are part of it. The Investor Parties agree and expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, as well as any other similar provision under federal or state law, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d) The Releases provided for in this Section 7 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the Releases provided for in this Section 7 are not intended to, and do not, extend to any Party’s obligations under this Agreement or to any Party’s ongoing obligations after the Effective Date under the Convertible Note and Notes Related Agreements, including the issuance of shares pursuant to the Final Conversion Notice. For the avoidance of doubt, upon the delivery to Alta Fox Opportunities of the 680,563 shares of Common Stock pursuant to the Final Conversion Notice as provided in Section 11(g) hereto, the Investor Release set forth in Section 7(b) hereto shall apply with full force and effect to any claims arising under the Convertible Note and Notes Related Agreements.

8. Dismissal of Litigation. As a condition precedent to the Company’s obligations under this Agreement, and in any case no later than five (5) business days following the Effective Date, the Investor Parties shall take all actions necessary to dismiss with prejudice all claims asserted in any actions currently pending against the Company Released Parties, including, without limitation, the Alta Fox Litigation. The Company will reasonably cooperate with any filing necessary to effectuate the dismissal.

9. Standstill.

(a) During the Standstill Period, each Investor Party agrees that it shall not, and shall cause its or his Affiliates and Associates not to, directly or indirectly:

(i) acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction), whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a group, through swap or hedging transactions or otherwise, any securities of the Company (other than through a broad-based market basket or index or pursuant to the conversion mechanics of the senior second lien secured convertible promissory notes of the Company, including the Convertible Note), any rights decoupled from the underlying securities of the Company, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company, that would result in the Investor Parties beneficially owning, in the aggregate, more than 5,973,599 shares of Common Stock;

(ii) take any action in support of or make any proposal or request that constitutes or would result in any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control; it being understood that the foregoing shall not prohibit an Investor Party or its or his Affiliates or Associates from (x) acquiring Voting Securities to the extent permitted by the proviso in Section 9(a)(i), (y) selling or tendering its or his shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (z) voting on any such transaction in accordance with Section 4 hereof;

(iii) engage in, or knowingly assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign), in each case, other than in a manner that is consistent with the Board’s recommendation on a matter;

(iv) advise or knowingly encourage any Person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner that is consistent with the Board’s recommendation on a matter after obtaining the prior written consent of the Board;

(v) other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities held by an Investor Party to any Third Party with a known history of activism or known plans to engage in activism;

(vi) take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Charter, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any Person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 4 hereof);

(vii) call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;

(viii) deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities (other than customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(ix) seek, or knowingly encourage or advise any Person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to, the election or removal of any directors;

(x) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security;

(xi) demand a copy of the Company’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of applicable state law providing for shareholder access to books and records (including, without limitation, lists of shareholders) of the Company;

(xii) make any request or submit any proposal to amend or waive the terms of this Section 8 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiii) enter into any discussions, negotiations, agreements or understandings with any Person with respect to any action an Investor Party is prohibited from taking pursuant to this Section 8, or advise, assist, knowingly encourage or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 9(a) hereof or elsewhere in this Agreement, the Investor Parties shall not be prohibited or restricted from: (i) communicating privately with members of the Board or officers of the Company regarding any matter in a manner consistent with communications that may be reasonably made by all shareholders of the Company, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party, (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Parties; provided, that a breach by such Investor Party of this Agreement is not the cause of the applicable requirement, (iii) publicly disclosing how the Investor Parties or any Investor Party intends to vote or act with respect to any securities of the Company in connection with any Extraordinary Transaction submitted for a vote of the Company’s shareholders, if, and only if, required under federal securities laws or other applicable laws in accordance with Section 5(c) hereto or (iv) communicating with shareholders of the Company and others in a manner that does not otherwise violate this Agreement.

(c) The provisions of Section 9(a) hereof shall also not prevent the Investor Parties from freely voting their shares of Common Stock (except as otherwise provided in Section 4 hereof).

(d) During the Standstill Period, the Investor Parties shall refrain from taking any actions which could reasonably be expected to have the effect of encouraging or assisting any Third Party to engage in actions which, if taken by the Investor Parties, would violate this Agreement.

(e) The Investor Parties and the Company acknowledge that, other than as permitted by Section 2(c) and Section 2(d) or otherwise restricted by any other terms in this Agreement or applicable law, each Investor Party shall conduct itself or himself as, and be treated as, any other shareholder of the Company, with similar shareholder rights and access to management and the Board. Each Investor Party shall not have or claim any information rights beyond those afforded to all other shareholders (other than as provided by Section 2(d) as limited or otherwise restricted by the provisions of Section 9(a) hereof) and acknowledges the Company’s securities disclosure obligations, including, without limitation, the Company’s Regulation FD obligations. Notwithstanding anything to the contrary contained in Section 9(a) hereof or elsewhere in this Agreement, no term of this Agreement shall limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders and the Company Policies (it being understood and agreed that the Investor Parties shall not take any actions to indirectly violate any provision of Section 9(a) hereof).

10. Representations and Warranties of the Company. The Company represents and warrants to the Investor Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11. Representations and Warranties and Acknowledgement of the Investor Parties. Each Investor Party represents and warrants to the Company solely for and on behalf of itself or himself that (a) this Agreement has been duly and validly authorized, executed and delivered by such Investor Party, constitutes a valid and binding obligation and agreement of such Investor Party, and is enforceable against such Investor Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the Investor Parties beneficially own an aggregate of 5,973,599 shares of Common Stock, (c) the signatory for such Investor Party has the power and authority to execute this Agreement on behalf of itself or himself and the applicable Investor Party associated with that signatory’s name, and to bind such Investor Party to the terms hereof, (d) the execution, delivery and performance of this Agreement by such Investor Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which such Investor Party is a party or by which it or he is bound, (e) the New Director is not and will not be a stockholder designee or representative of any Investor Party, and each Investor Party shall not seek, and further acknowledges that it or he does not and will not have the right to receive, confidential information concerning the Company from the New Director, (f) each Investor Party is not, nor will any Investor Party become, party to any agreement, arrangement or understanding (whether written or oral) with the New Director with respect to his service as a director on the Board and (g) each Investor Party acknowledges that upon the delivery to Alta Fox Opportunities of the 680,563 shares of Common Stock converted pursuant to the Final Conversion Notice, the Convertible Note will be fully converted, and therefore any and all obligations arising under the Notes Related Agreements shall be deemed fully satisfied, accordingly, and subject to such delivery, the Investor Parties shall physically surrender the Convertible Note to the Company, take any and all action to release any securities or obligations pursuant to the Guarantees and Securities and terminate the Registration Rights Agreement.

12. No Other Discussions or Arrangements. Each Investor Party represents and warrants that, as of the Effective Date, except as publicly disclosed in their respective filings with the U.S. Securities and Exchange Commission (the “SEC”) or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) none of the Investor Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities, (b) none of the Investor Parties has entered into, directly or indirectly, any agreements or understandings with any Person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company and (c) none of the Investor Parties is a member of or participant in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities as of the Effective Date except as has been disclosed in that certain Schedule 13D originally filed by the Investor Parties with the SEC on December 2, 2024 (the “Investor Parties Schedule 13D”).

13. Public Statements; SEC Filings.

(a) Within one (1) Business Day following the date of this Agreement, the Company shall issue a press release announcing this Agreement, substantially in the form attached hereto as Exhibit A.

(b) The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Investor Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing of the Form 8-K with the SEC and consider in good faith any such comments of the Investor Parties.

(c) No later than two (2) Business Days following the Effective Date, the Investor Parties shall file with the SEC an amendment to the Investor Parties Schedule 13D, in compliance with Section 13 of the Exchange Act, to report their entry into this Agreement (such amendment, the “Schedule 13D Amendment”). The Schedule 13D

Amendment shall be consistent with the terms of this Agreement. The Investor Parties shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to the filing of the Schedule 13D Amendment with the SEC and consider in good faith any such comments of the Company.

14. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date immediately following the conclusion of the 2027 Annual Meeting (such date, the “Termination Date”); provided, however, that (a) the Investor Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice from the Investor Parties specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period and (b) the Company may earlier terminate this Agreement if any Investor Party commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after such Investor Party’s receipt of written notice from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Investor Party has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding anything to the contrary contained herein, the provisions of Section 7 and Section 15 through Section 26 hereof shall survive the termination of this Agreement. The termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

15. Expenses. The Company shall pay to the Investor Parties an amount not to exceed in the aggregate $1,200,000 (a) in exchange for the Investor Release set forth in Section 7(b) hereof, (b) the dismissal with prejudice of the Alta Fox Litigation set forth in Section 8 hereof and (c) as reimbursement for the Investor Parties’ reasonable, well-documented, out-of-pocket fees and expenses (including legal expenses) incurred by the Investor Parties in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

16. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that the Delaware Court of Chancery in and for New Castle County does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) that United States District Court for the District of Delaware does not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, irrevocably (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any jurisdictional defenses (including, without limitation, personal jurisdiction and venue) to any such Action, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 20 hereof. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.

17. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party or Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”) shall be entitled to seek specific enforcement, injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Each Party further agrees to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 18 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

19. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, without limitation, Persons who become Affiliates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, no Investor Party shall be deemed an Affiliate of the Company, and the Company shall not be deemed an Affiliate of any Investor Party;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, without limitation, Persons who become Associates subsequent to the Effective Date;

(c) “Business Day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d) “Bylaws” shall mean the Amended and Restated Bylaws of the Company, as amended and restated on January 29, 2023, and as may be amended, corrected, or further amended and restated from time to time;

(e) “Change of Control” shall be deemed to have taken place if (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby, immediately after the consummation of the transaction the Company’s shareholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(f) “Charter” shall mean the Amended and Restated Articles of Incorporation with Articles of Amendment of the Company, as amended and restated on November 16, 2018, and as may be amended, corrected, or further amended and restated from time to time;

(g) “Common Stock” shall mean the shares of common stock, no par value, of the Company;

(h) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, the liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets (determined on a consolidated basis), or any transaction with a Third Party that is submitted for a vote of the Company’s shareholders (including, for the avoidance of doubt, any PIPE, convertible note, convertible preferred security or similar structure that on a fully diluted basis, would result in an increase of 10% or more of the shares then outstanding prior to the contemplated transaction);

(i) “Independent Director” shall have the meaning ascribed to it in the Listing Rule 5605(a)(2) of the NASDAQ Stock Market LLC or the applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading;

(j) “Parties” shall mean the Company and the collective Investor Parties, and each of the Company and the collective Investor Parties, respectively, a “Party”;

(k) “Person” or “Persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(l) “Representative” shall mean a Person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(m) “Third Party” shall mean any Person that is not (i) a Party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate or Associate of any Party; and

(n) “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

20. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next Business Day if sent after normal business hours or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 20 (or to such other address that may be designated by a Party from time to time in accordance with this Section 20).

If to the Company, to its address at:

Daktronics, Inc.

201 Daktronics Drive

Brookings, South Dakota 57006

Attention:	Sheila M. Anderson
Email:	Sheila.Anderson@daktronics.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attention:	Lawrence S. Elbaum
Francisco Morales Barrón
C. Patrick Gadson
Email:	lelbaum@velaw.com
fmorales@velaw.com
pgadson@velaw.com

If to an Investor Party, to the address at:

Alta Fox Capital Management, LLC

640 Taylor Street, Suite 2522

Fort Worth, Texas 76102

Attention:	P. Connor Haley
Email:	Connor@altafoxcapital.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

1301 Avenue of the Americas, 40th Floor

New York, New York 10019

Attention:	Sebastian Alsheimer
Email:	salsheimer@wsgr.com

21. Entire Agreement; Amendment. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matters contained herein, and it supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matters. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

22. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any Person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 24 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

25. Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

26. Interpretation. Each Party acknowledges that it has been represented by legal counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective legal counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each Party, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement, (c) the word “or” is not exclusive, (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated, and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:

DAKTRONICS, INC.

By:	/s/ Reece A. Kurtenbach
Name:	Reece A. Kurtenbach
Title:	President and Chief Executive Officer

(Signature Page to Cooperation Agreement)

INVESTOR PARTIES:

ALTA FOX CAPITAL MANAGEMENT, LLC

By:	/s/ P. Connor Haley
Name:	P. Connor Haley
Title:	Manager

ALTA FOX OPPORTUNITIES FUND, LP

By:	Alta Fox GenPar, LP, its General Partner

By:	Alta Fox Equity, LLC, its General Partner

By:	/s/ P. Connor Haley
Name:	P. Connor Haley
Title:	Manager

ALTA FOX GENPAR, LP

By:	Alta Fox Equity, LLC, its General Partner

By:	/s/ P. Connor Haley
Name:	P. Connor Haley
Title:	Manager

ALTA FOX EQUITY, LLC

By:	/s/ P. Connor Haley
Name:	P. Connor Haley
Title:	Manager

P. CONNOR HALEY

(Signature Page to Cooperation Agreement)

Exhibit A

Press Release

Daktronics and Alta Fox Enter into Cooperation Agreement

Daktronics to Appoint Peter Feigin to the Board

Daktronics Confirms Its Commitment to An Investor Day in 2025

Alta Fox to Withdraw Litigation and Support Reincorporation to Delaware

BROOKINGS, S.D., March 3, 2025 – Daktronics, Inc. (“Daktronics,” the “Company,” “we,” or “us”) (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today announced it has entered into a cooperation agreement (the “Cooperation Agreement”) with Alta Fox Capital Management, LLC (collectively with certain of its affiliates, “Alta Fox”), which is the Company’s largest shareholder.

Pursuant to the Cooperation Agreement, the Company will appoint Peter Feigin, an Alta Fox-recommended candidate, as a new independent member of its Board of Directors (the “Board”). Mr. Feigin will immediately join the Board’s Transformation Committee. He currently serves as the President of Milwaukee Bucks Inc. (the “Bucks”) and the Fiserv Forum sports arena, brings more than 25 years of sales and marketing experience, including as Chief Marketing and Revenue Officer of Deluxe Entertainment Services Group, an international entertainment company.

Daktronics has also confirmed that it will host an Investor Day in 2025 to provide shareholders with greater insight into the Company’s strategy, financial targets and outlook, and capital allocation framework. In addition, Daktronics will solicit input from Alta Fox on its search for a new Chief Financial Officer.

As part of the Cooperation Agreement, Alta Fox has agreed to withdraw all litigation against the Company with prejudice, support the Company’s reincorporation to Delaware, and adhere to customary standstill restrictions and voting commitments through the Company’s 2027 annual meeting of shareholders.

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“The addition of Peter Feigin to the Board will bolster the Company’s efforts to drive long-term value,” said Reece Kurtenbach, Daktronics Chairman, President, and Chief Executive Officer. “We welcome him and look forward to working together.”

Connor Haley, Managing Partner of Alta Fox, added, “It is a win for all of Daktronics’ shareholders and stakeholders to have Peter, a well-known sports and entertainment industry leader, join the Company’s Board. Together with leadership’s governance enhancements and investor relations commitments, his appointment positions Daktronics for long-term success. We are pleased to move forward in a constructive manner and work with the Board and management to enhance value for shareholders.”

A copy of the Cooperation Agreement will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About Peter Feigin

Peter Feigin currently serves as the President of the Bucks, an American professional basketball team that won the NBA Championship in 2021, and Fiserv Forum, the Bucks’ arena. Prior to joining the Bucks, Mr. Feigin served as the Chief Marketing and Revenue Officer of Deluxe Entertainment Services Group, a major international entertainment company, from May 2013 to October 2014. Prior to that, Mr. Feigin was the President of Marquis Jet Partners Inc., a leading private aviation company from 2010 to 2011. From 1998 to 2004, Mr. Feigin worked for the New York Knicks in a variety of roles, culminating in a position as the Vice President of Marketing of Madison Square Garden Sports Corp. From 1993 to 1998, he held various sales and marketing positions, including Director of Marketing and Promotions, with Six Flags Theme Parks Inc., which was then a Time Warner company. Mr. Feigin received his B.A. from Franklin & Marshall College.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company’s website at: www.daktronics.com.

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Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the Company’s filings with the SEC, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:

Sheila M. Anderson, Chief Financial Officer

Tel (605) 692-0200

Investor@daktronics.com

Alliance Advisors IR

Carolyn Capaccio / Jody Burfening

DAKTIRTeam@allianceadvisors.com

MEDIA:

Gagnier Communications

Riyaz Lalani / Lindsay Barber

Daktronics@gagnierfc.com

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